EXHIBIT 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
Exact Sciences Corporation
Madison, Wisconsin
We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (No. 333-238845) and Form S-8 (No. 333-190350; No.333-207703; No. 333-211099; No. 333-212730; No. 333-219553; No. 333-229780; No. 333-232916; No. 333-219553; No. 333-234608; and No. 333-251900) of Exact Sciences Corporation of our report dated February 21, 2020, except for the adoption of ASU 2020-06 as discussed in Notes 1 and 10, which is as of February 22, 2022, relating to the consolidated financial statements for the year ended December 31, 2019, which appears in this Form 10-K.

/s/ BDO USA, LLP Madison, Wisconsin
February 22, 2022